EXHIBIT 99.1

Tandy Brands Reports Fiscal 2013 Second Quarter Earnings Results and Provides Update on Current Events

  Announces second quarter fiscal 2013 results
  Receives waiver from senior lender for covenant violation
  Signs non-binding term sheet for new credit facility

DALLAS, April 17, 2013 (GLOBE NEWSWIRE) -- Tandy Brands Accessories, Inc. (Nasdaq:TBAC) today reported financial results for its fiscal second quarter and six-month periods ended December 31, 2012 and provided an update on current events.

Second Quarter Results

Net sales for the second quarter were up $2.5 million to $47.9 million over the prior year second quarter. Gifts segment net sales increased by $3.8 million to $26.5 million due to increased holiday 2012 shipments of licensed products such as totes®, Eddie Bauer®, and Sharper Image®. Net sales in the accessories segment were $21.4 million for the second quarter, a decline of $1.3 million from fiscal 2012. The decline reported in the accessories segment net sales was a result of lower sales of exited product categories in the current year, partially offset by new belts and small leather goods sales under the Eddie Bauer® license.

"Although we met our gross shipment plan in our gifts segment and reported 17% net sales growth during the quarter, our net sales were lower than expectations due to higher than expected returns of unsold inventory and unplanned promotional activity by some of our retail partners, which drove higher than expected sales concessions," said Rod McGeachy, President and Chief Executive Officer of Tandy Brands. "Meanwhile, our accessories segment ongoing sales met our expectations at virtually flat to last year considering the lower sales of exited product categories."

Second quarter fiscal 2013 gross margin as a percentage of net sales was 14.0 percent, which includes a $6.7 million non-cash inventory write-down to accelerate liquidation of returned gift inventories and products exited in connection with the Company's previously announced restructuring plan. The Company does not expect any additional material inventory write-offs in connection with the restructuring plan in fiscal 2013.

Excluding the impact of the $6.7 million inventory write-down in the current year quarter, gross margin as a percentage of net sales was 27.9 percent, compared to 32.3 percent in the second quarter of fiscal 2012. Accessories segment gross margin, excluding the impact of the inventory write-down, was 31.8 percent, compared to 33.8 percent in the comparable prior year period. This decline was due to lower sales of previously written-down inventory and higher sales concessions to introduce new products. Gifts segment gross margin, excluding the impact of the inventory write-down, was 24.9 percent, compared to 30.8 percent in the comparable prior year period. This decline was due to higher sales concessions, higher holiday season returns and higher in-bound freight.

"We expect future margins to improve over second quarter fiscal 2013 percentages in both of our segments as a result of several initiatives under way. We are changing freight providers and we are receiving lower rates on same-sized containers. We do not expect to anniversary a $0.6 million investment in retail space which reduced our net sales and gross margins in the accessories segment this period. Finally, our restructuring initiatives are expected to improve gifts segment margins by reducing our exposure to sales concessions and outsourcing our gifts distribution center to reduce both our variable and fixed expenses," said McGeachy.

Total selling, general and administrative (SG&A) expense for the fiscal 2013 second quarter was 3 percent higher than in the prior year period on higher sales volume.

For the second quarter, the Company reported a net loss of $5.6 million, or ($0.79) per diluted share, compared to net income of $2.7 million, or $0.39 per diluted share, in the prior year period. Adjusted net income, which excludes certain one-time items such as inventory write-downs, investments in new licenses and severances, was $1.8 million compared to adjusted net income of $3.0 million in the prior year second quarter.

Six-Month Results

Net sales for the six-month period ended December 31, 2012 were $73.8 million compared to net sales of $72.2 million reported in the prior-year period. An increase in net sales of the gifts segment to $32.4 million, up from $27.9 million was due to strong second quarter sales. Net sales for the accessories segment declined by six percent to $41.4 million due to a $0.6 million investment in retail space and lower sales of exited product categories in the current year.

Gross margin as a percentage of net sales was 20.2 percent in the first half of fiscal 2013. Excluding the inventory write-down during the current year quarter, gross margin was 29.2 percent, compared to 33.0 percent in the first half of fiscal 2012. The decline was primarily due to higher freight costs, sales concessions, returns of unsold inventories, and a higher mix towards customer-direct shipments in the gifts segment, and lower sales of previously written-down inventory in the accessories segment.

Total SG&A expense for the six-month period increased $0.1 million to $20.1 million on higher variable selling costs which were partially offset by decreases in compensation costs.

For the six-month period ended December 31, 2012, the Company reported a net loss of $6.9 million, or ($0.97) per diluted share, compared to net income of $1.7 million, or $0.23 per diluted share in the prior year period. Adjusted net income decreased $1.5 million to $0.7 million compared to adjusted net income of $2.2 million in the prior year period.

Financial Position

Working capital declined to $14.7 million at December 31, 2012 from $20.7 million at June 30, 2012 primarily due to the $6.7 million inventory write-down. Receivables declined to $7.1 million from $16.4 million at December 31, 2011 primarily due to an accelerated payment arrangement with the Company's second largest customer which provided approximately $11.7 million of cash in the current year second quarter. Inventories net of reserves were $29.7 million at December 31, 2012. Inventories, excluding the $6.7 million write-down, were $36.4 million compared to $32.7 million in the prior year period due to carrying inventories for new accessories programs with spring deliveries and higher levels of unsold gift products.

Current liabilities were $3.2 million lower than in the prior year. This decline was driven by a $4.6 million pay-down on the credit facility ($10.7 million at December 31, 2012) due to the accelerated customer payment arrangement, offset by $1.8 million in higher accounts payable for inventories with spring deliveries.

At December 31, 2012, the Company had $848,000 net borrowing availability, or $3.5 million excluding the minimum excess availability requirement of $2.7 million. As of April 15, 2013, the Company had $339,000 in net borrowing availability, or $2.4 million excluding the amended minimum excess availability requirement of $2.1 million, and $11.3 million in outstanding borrowings under its senior credit facility.

Receives Waiver from Senior Lender

On April 11, 2013, the Company obtained a waiver from its senior lender which waived the previously announced violation of the fixed charge coverage covenant under its credit facility and amended certain terms of the credit facility.

"Our current lender has continued supporting our operations while we have been in violation of the monthly trailing twelve month fixed charge coverage profitability covenant," said McGeachy. "We have continued to ship goods to our retailers without any service interruption and our suppliers have continued to be supportive while we execute our liquidity enhancement plans."

Signs Non-binding Term Sheet

The Company announced it signed a non-binding term sheet with a lender who could replace the Company's current lender on or before May 31, 2013. If executed, terms under the proposed credit facility would improve liquidity against the Company's current assets through:

  Higher advance rates on inventories
  Higher advance rates on accounts receivables
  Reduction of minimum excess availability
  Advances against held for sale idle real estate in Yoakum, Texas
  Advances against Gift segment holiday order book

"We are several weeks into the diligence process with a credible lender and, although there can be no guarantees with respect to definitive documentation, anticipate announcing a new credit facility by the end of May at the latest," said McGeachy.

The non-binding term sheet contains customary pre-close requirements with respect to diligence investigations and any new credit facility is expected to contain customary post-close covenants. Borrowings under the proposed credit facility are expected to bear interest in the LIBOR plus 8.5% to LIBOR plus 11.3% range (or 9.3% to 12.0%) over a 24 month period.

"We expected the new facility would be more expensive than our previous facility. However, it is important to us to balance the capital cost with potential dilution to our shareholders," said McGeachy. "The current term sheet contains no dilutive features and we believe this new facility will provide us the liquidity we need to execute our recently announced restructuring initiatives."

Outlook

"Through the execution of our recently announced restructuring plans, we are reducing our cost structure by $6 million to $7 million, reducing the risk associated with our gifts business and focusing on our most profitable core brands and customers," commented McGeachy. "We believe the execution of these initiatives will allow us to strengthen our competitive position and significantly improve profitability in fiscal 2014."

About Tandy Brands

Tandy Brands is a leading designer and marketer of branded men's, women's and children's accessories, including belts, gifts, small leather goods and bags. Merchandise is marketed under various national as well as private brand names through all major retail distribution channels.

Safe Harbor Language

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company has based these forward-looking statements on its current expectations about future events, estimates and projections about the industry in which it operates. Forward-looking statements are not guarantees of future performance. Actual results may differ materially from those suggested by these forward-looking statements as a result of a number of known and unknown risks and uncertainties that are difficult to predict, including, without limitation, our ability to successfully complete our proposed new credit facility, our ability to secure additional or alternative capital, our ability to successfully implement certain restructuring initiatives, general economic and business conditions, competition in the accessories and gifts markets, acceptance of the Company's product offerings and designs, continued good relationships with our suppliers, issues relating to distribution, the termination or non-renewal of any material licenses, the Company's ability to maintain proper inventory levels, and a significant decrease in business from or loss of any major customers or programs. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements included in this release are made only as of the date hereof. Except as required under federal securities laws and the rules and regulations of the United States Securities and Exchange Commission, the Company does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements after the distribution of this release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Operations
(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2012	2011	2012	2011
Net sales	$ 47,914	$ 45,434	$ 73,785	$ 72,177
Cost of goods sold	34,530	30,774	52,222	48,385
Inventory write-down	6,694	--	6,694	--
	41,224	30,774	58,916	48,385
Gross margin	6,690	14,660	14,869	23,792
Selling, general and administrative expenses	11,261	10,909	20,115	20,029
Depreciation and amortization	485	567	968	1,150
Total operating expenses	11,746	11,476	21,083	21,179
Operating (loss) income	(5,056)	3,184	(6,214)	2,613
Interest expense	(479)	(382)	(771)	(749)
Other (expense) income	(31)	27	5	(11)
(Loss) income before income taxes	(5,566)	2,829	(6,980)	1,853
Income tax expense (benefit)	60	103	(69)	202
Net (loss) income	$ (5,626)	$ 2,726	$ (6,911)	$ 1,651
Other comprehensive (loss) income:
Currency translation adjustments	(51)	25	178	(379)
Total comprehensive (loss) income	(5,677)	2,751	(6,733)	1,272
(Loss) income per share:
Basic	(0.79)	0.39	(0.97)	0.23
Diluted	(0.79)	0.39	(0.97)	0.23
Weighted average common shares outstanding:
Basic	7,130	7,064	7,132	7,072
Diluted	7,130	7,076	7,132	7,087

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands)

	December 31	June 30	December 31
	2012	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 606	$ 217	$ 994
Accounts receivable, net	7,098	7,042	16,352
Inventories, net	29,706	28,743	32,715
Inventory deposits	298	7,107	281
Other current assets	2,794	2,824	3,711
Total current assets	40,502	45,933	54,053
Property and equipment, net	5,240	5,474	5,954
Other assets:
Intangibles	3,757	4,115	4,519
Other assets	849	934	937
Total other assets	4,606	5,049	5,456
	$ 50,348	$ 56,456	$ 65,463
Liabilities And Stockholders' Equity
Current liabilities:
Accounts payable	$ 11,807	$ 10,548	$ 9,997
Accrued compensation	982	1,309	1,448
Accrued expenses	2,329	1,584	2,268
Credit facility	10,687	11,810	15,290
Total current liabilities	25,805	25,251	29,003
Other liabilities	4,310	4,290	4,257
Stockholders' equity:
Preferred stock, $1.00 par value, 1,000 shares authorized, none issued	--	--	--
Common stock, $1.00 par value, 10,000 shares authorized, 7,130 shares,
7,102 shares and 7,067 shares issued and outstanding, respectively	7,130	7,102	7,067
Additional paid-in capital	34,152	34,129	34,129
Accumulated deficit	(22,881)	(15,970)	(10,667)
Other comprehensive income	1,832	1,654	1,674
Total stockholders' equity	20,233	26,915	32,203
	$ 50,348	$ 56,456	$ 65,463

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Consolidated Statements Of Cash Flows
(in thousands)

	Six Months Ended
	December 31
	2012	2011
Cash flows provided by operating activities:
Net (loss) income	$ (6,911)	$ 1,651
Adjustments to reconcile net (loss) income to net
cash provided by operating activities:
Inventory write-down	6,694	--
Deferred income taxes	(22)	71
Doubtful accounts receivable provision	176	17
Depreciation and amortization	1,094	1,275
Stock compensation expense	60	25
Amortization of debt costs	61	141
Other	(7)	--
Changes in assets and liabilities:
Accounts receivable	(202)	(2,115)
Inventories	(7,575)	(3,969)
Other assets	(76)	(222)
Inventory deposits	6,808	3,920
Accounts payable	1,978	2,474
Accrued expenses	406	(445)
Net cash provided by operating activities	2,484	2,823
Cash flows used for investing activities:
Purchases of property and equipment	(495)	(363)
Sales of property and equipment	178	--
Net cash used for investing activities	(317)	(363)
Cash flows used for financing activities:
Change in cash overdrafts	(737)	(592)
Change in restricted cash	--	1,434
Net repayments under credit facility	(1,123)	(2,633)
Net cash used for financing activities	(1,860)	(1,791)
Effect of exchange-rate changes on cash and cash equivalents	82	(89)
Net increase in cash and cash equivalents	389	580
Cash and cash equivalents beginning of year	217	414
Cash and cash equivalents end of period	$ 606	$ 994

Tandy Brands Accessories, Inc. And Subsidiaries
Unaudited Non-GAAP Disclosures
(in thousands except per share amounts)

Our adjusted EBITDA, a non-GAAP measurement, is defined as net (loss) income before interest, taxes, depreciation and amortization, investments in new licenses and other one-time items. Adjusted EBITDA is presented because we believe it provides useful information about our business activities and also is frequently used by securities analysts, investors, and other interested parties in evaluating a Company's performance. Not all companies utilize identical calculations; therefore, our presentation of adjusted EBITDA may not be comparable to other identically titled measures of other companies. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our results of operations as reported under U.S. generally accepted accounting principles ("GAAP"). The following table reconciles our GAAP net (loss) income to the adjusted EBITDA disclosures.

	Three Months Ended		Six Months Ended
	December 31		December 31
	2012	2011	2012	2011
Net (loss) income	$(5,626)	$2,726	$(6,911)	$1,651
Income taxes	60	103	(69)	202
Interest expense	479	382	771	749
Depreciation and amortization	485	567	968	1,150
Other income (expense)	31	(27)	(5)	11
Inventory write-down	6,694	--	6,694	--
Investment in new licenses	661	205	756	384
Severances and other restructuring costs	40	86	111	86
Adjusted EBITDA	$2,824	$4,042	$2,315	$4,233

We have provided our adjusted net (loss) income disclosure, a non-GAAP measurement, as we believe it is important for our stakeholders to understand the impact of certain items on our statements of operations. The following table reconciles our GAAP net (loss) income to the adjusted net (loss) income disclosure.

	Three Months Ended		Six Months Ended
	December 31		December 31
	2012	2011	2012	2011
Net (loss) income	$(5,626)	$2,726	$(6,911)	$1,651
Inventory write-down	6,694	--	6,694	--
Investment in new licenses	661	205	756	384
Severances and other restructuring costs	40	86	111	86
Write-off of unamortized debt costs	--	--	--	98
Adjusted net income	$1,769	$3,017	$650	$2,219
Common shares outstanding assuming dilution	7,130	7,076	7,132	7,087
Adjusted net income per common share assuming dilution	$0.25	$0.43	$0.09	$0.31
CONTACT: Tandy Brands Accessories, Inc.
         Rod McGeachy
         President and Chief Executive Officer
         214-519-5200

         Investor Relations
         Chuck Talley
         Chief Financial Officer
         214-519-5200